Exhibit 99.7

LOCK-UP WAIVER

Reference is made to that certain Lock-up Agreement (the “Lock-up Agreement”) dated as of April 13, 2023, by and between Victory Courage Limited (the “Holder”) and Bitdeer Technologies Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Lock-up Agreement.

Pursuant to Section 7 of the Lock-up Agreement, PubCo hereby releases 1,935,998 Lock- up Shares (the “Released Shares”) from the Lock-up Agreement, which represents 4% of the total Lock-up Shares, rounded up to the nearest whole share, and shall be counted towards the 5% Lock-up Shares under Section 2 of the Lock-up Agreement (Early Release).

[Signature page follows]

IN WITNESS WHEREOF, the parties below have caused this waiver to be duly executed as of the day and year first set forth above.

Bitdeer Technologies Group

/s/ Jihan Wu
Name: WU Jihan 吴忌寒
Title: Director